UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 30, 2007

                           WINMAX TRADING GROUP, INC.
             (Exact name of registrant as specified in its chapter)

          FLORIDA                     0-29751                  65-0702554
 (State or other jurisdiction       (Commission              (IRS Employer
        of incorporation)           File Number)           Identification No.)

          48 Wall Street, 11th Floor
               New York, New York                                10005
   (Address of principal executive offices)                   (Zip Code)

         Registrant's telephone number, including area code 888-533-4555

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal
            Year

Winmax Trading Group, Inc. is referred to herein as "the Company", "us", or
"we".

On April 30, 2007, our Board of Directors approved a reverse stock split of our common stock at a ratio of one (1) share for every twenty (20) shares held. The reverse split will become effective on June 7, 2007, at which time our existing shareholders will receive one (1) share of our common stock for every twenty
(20) shares which they then hold. Prior to the split, we had 73,437,752 shares of our common stock outstanding. After the June 7, 2007 effective date of the reverse stock split, we will have 3,671,888 shares of our common stock outstanding.

Additionally, our Board of Directors approved a decrease in our authorized capital shares in proportion to the reverse stock split, which represents a reduction of our authorized common stock at the ratio of one (1) common share for every twenty (20) shares authorized. Prior to the reverse stock split we were authorized to issue 750,000,000 shares of our common stock. After the June 7, 2007 effective date of the reverse stock split we will be authorized to issue 37,500,000 shares of common stock. In connection with the reverse split, we amended our Articles of Incorporation. The amendment is attached hereto as
Exhibit 3 (i) 5.

The Company is authorized to issue 1,000,000 shares of preferred stock. After the June 7, 2007 effective date of the reverse split, we will be authorized to issue 50,000 shares of preferred stock of which no preferred shares are outstanding.


Item 9.01   Financial Statements and Exhibits


Exhibit number          Description
--------------          --------------------------------------------------------

3 (i) 5 Articles of Amendment to Articles of Incorporation of Winmax Trading Group, Inc.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


June 5, 2007


                                        /s/ GERALD SKLAR
                                        ----------------------------------------
                                        Gerald Sklar
                                        President and CEO